SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                             FORM 8-K
                          CURRENT REPORT





             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)     March 1, 2000
                                                ____________________________

                       LSB INDUSTRIES, INC.
____________________________________________________________________________
      (Exact name of registrant as specified in its charter)


     Delaware                     1-7677                     73-1015226
___________________        _________________             ___________________
(State or other            (Commission File             (IRS Employer
 jurisdiction of            Number)                      Identification No.)
 incorporation)


16 South Pennsylvania Avenue, Oklahoma City, Oklahoma           73107
_____________________________________________________    ___________________
 (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code  (405) 235-4546
                                                   _________________

                          Not applicable
_____________________________________________________________________________
  (Former name or former address, if changed since last report)

Item 5.   Other Events.
          _____________

     On March 1, 2000, LSB Industries, Inc. (the "Company") amended its revolving credit facility and the revolving credit facilities for its other subsidiaries (the "Credit Facility"). The Company had previously fallen below certain adjusted tangible net worth and debt ratio requirements under the Credit Facility. The Company's lender agreed to forbear from exercising its rights under the Credit Facility arising as a result of the financial covenants pending the amendment of the Credit Facility.

     The March 1, 2000, amendments to the Credit Facility eliminated the Company's failure to meet the financial covenants under the Credit Facility.
The amendment, among other things, increased the annual interest rate applicable to the Company's revolving credit facility and letters of credit by one percent and reduced the Company's net worth and interest coverage ratios. The amendment further provides that if new financial covenants for the fiscal year beginning in January 2001 are not agreed to by the lender by October 1, 2000, the Credit Facility will terminate automatically on December 31, 2000.

Item 7.   Financial Statements and Exhibits.
          _________________________________

     (c)  Exhibits.

          10.1 Press Release, issued March 7, 2000.

          10.2 Eighth Amendment to Amended and Restated Loan and Security Agreement, dated March 1, 2000, by and between Climate Master, Inc., International Environmental Corporation, El Dorado Chemical Company, and Slurry Explosive Corporation.

          10.3 Second Amendment to Second Amended and Restated Loan and Security Agreement, dated March 1, 2000, by and between Bank of America, N.A. and LSB Industries, Inc., Summit Machine Tool Manufacturing Corp., and Morey Machinery Manufacturing Corporation.

                            SIGNATURES
                             __________

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the under-signed hereunto duly authorized.

     Dated: March 9, 2000.

                              LSB INDUSTRIES, INC.



                              By:  /s/ Tony M. Shelby
                                 __________________________________________
                                    Tony M. Shelby,
                                    Senior Vice President and
                                    Chief Financial Officer





























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